June 16, 2008                               FOR IMMEDIATE RELEASE
                        Contact: Roland E. Breunig, CFO
                        (608-757-6000)

PRESS RELEASE

Seneca Reports Fiscal 2008 Year-End Results

Reported earnings impacted by Company’s decision to implement LIFO inventory method

Seneca Foods Corporation reported net sales for the fiscal year ended March 31, 2008 of $1,080,724,000 versus $1,024,853,000 for the prior year.  The current year’s net earnings were $8,019,000 or $0.65 per diluted share, compared with $32,067,000 or $2.63 per diluted share, last year.  These results reflect the Company’s decision to implement the LIFO (last-in, first-out) inventory valuation method effective December 30, 2007 (fourth quarter).  The effect of this change was to reduce annual pre-tax earnings by $28,165,000 and net earnings by $18,307,000 million or $1.50 per share ($1.49 diluted) below that which would have been reported using the Company’s previous inventory method.  The Company believes that in this period of significant inflation, the use of the LIFO method better matches current costs with current revenues.  This change also results in cash savings of $9,858,000 by reducing the Company’s income taxes, based on statutory rates.  If the Company had remained on the FIFO (first-in, first-out) inventory valuation method, the pre-tax results, less non-operating gains and losses, would have been an all time record of $42,644,000, up from $40,009,000 in the prior year.
Prior year pre-tax results include other income of $4,933,000 which represents a net gain of $5,273,000 on the sale of five previously closed facilities and a non-cash loss of $340,000 on the disposal of property and equipment.
For the quarter ended March 31, 2008, net sales totaled $235,642,000 versus $202,176,000 for the comparable period last year.
The operating results for the prior year ended March 31, 2007 include eight months of activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006.  This activity resulted in net sales of approximately $165,000,000.
Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended March 31, 2008 and 2007
(In thousands of dollars, except share data)

	Annual
	2008	2007 (1)

Net sales	$1,080,724	$1,024,853

Plant restructuring expense (note 2)	$(497)	$(713)

Operating income (note 5)	$32,622	$60,945
Other income (loss), net (note 3)	231	4,933
Interest expense, net	18,143	20,936
Earnings before income taxes	$14,710	$44,942

Income taxes	6,691	12,875

Net earnings (note 5)	$8,019	$32,067

Earnings applicable to common stock (note 4)	$4,990	$19,463

Basic earnings per share (note 5)	$0.66	$2.65

Diluted earnings per share (note 5)	$0.65	$2.63

Weighted average shares outstanding basic	7,584,505	7,352,707

Weighted average shares outstanding diluted	7,652,111	7,420,097

Note 1: Prior results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (eight months).
Note 2: Plant restructuring expense of $497,000 for the current year period represents a $445,000 non-cash impairment loss on a
Company-owned property in Wisconsin and a $52,000 adjustment to the provision for future lease payments.
Plant restructuring expense in the prior year of $713,000 principally includes an adjustment to last year's provision for future lease payments of $420,000, a cash severance charge of $151,000, a cash pension charge of $69,000 and a non-cash impairment charge of $17,000.
Note 3: Other operating income for the current year period of $231,000 principally represents a gain on the sale of unused fixed assets.
Other income in the prior year period of $4,933,000 represents a net gain of $5,273,000 on the sale of five previously closed facilities and a non-cash loss of $340,000 on the disposal of property and equipment.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,152,763 for the year ended March 31, 2008.
Note 5: The effect of changing to the LIFO inventory valuation method was to reduce operating earnings by $28,165,000 and net earnings by $18,307,000 or $1.50 per share ($1.49 diluted).

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